Exhibit 10.1

Settlement, Waiver and Release Agreement

This Settlement, Waiver and Release Agreement (“Agreement” or “Settlement Agreement”) is made and entered into as of June 5, 2026 (“Effective Date”) by and between CALLAN JMB Inc., a Nevada Corporation (the “Company” or “CJMB”), and Mr. Eric Kash, an individual (“Executive”) (hereafter also referenced in their generic singular alternative as “Party” and in their generic plural collective as “Parties”), and provides as follows:

R E C I T A L S:

WHEREAS, CJMB is a duly constituted corporation whose common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and trades on Nasdaq Capital Market, LLC under the ticker symbol CJMB;

WHEREAS, on or about October 1, 2024, the Company and the Executive entered into that certain Employment Agreement (as amended by that certain Amendment to the Employment Agreement dated October 24, 2024, collectively, the “Employment Agreement”) pursuant to which the Executive has served as an executive officer of the Company (in the capacity of Executive Vice-President) and as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, the Employment Agreement contains certain obligations that survive termination, including without limitation: (i) confidentiality and non-disclosure obligations; (Section 7); (ii) non-competition and non-solicitation restrictions (Section 9), including a Restricted Period of twenty-four (24) months; (iii) assignment of inventions and intellectual property; (Section 8); and (iv) severance obligations upon certain qualifying terminations; (Section 5(d));

WHEREAS, the Parties desire to terminate the Employment Agreement in its entirety, including all surviving obligations, and the Executive desires to voluntarily resign from his position as an executive officer of the Company and from his position as a member of the Board, and to release each other Party from any and all claims arising from or related to the Employment Agreement, the Executive’s service as an officer and director, or the Parties’ prior business relationship, and resolve all outstanding matters between them on the terms set forth herein;

WHEREAS, the Executive acknowledges that a voluntary resignation under Section 5(e) of the Employment Agreement would entitle the Executive only to Final Compensation (as defined therein), and that the Company has agreed, solely as consideration for the mutual releases and covenants set forth herein, to pay the Executive a lump sum settlement amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00), payable in three (3) equal monthly installments of Forty-One Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($41,666.67) each following the Effective Date, in full and final settlement of all obligations owed to the Executive;

WHEREAS, as such, the Parties now wish to memorialize the agreed terms in this Settlement Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, the truth of which are acknowledged, and the mutual promises and other good and valuable consideration set forth below, the receipt of which is acknowledged as sufficient to support this Agreement, the Parties expressly consent and agree to the following material terms and conditions to effectuate this Settlement Agreement:

1. Resignation. Effective as of the Effective Date, the Executive hereby voluntarily resigns from (a) his position as the Executive Vice-President of the Company, and any and all other officer or employee positions held with the Company or any of its subsidiaries or affiliates; and (b) his position as a member of the Board, and any and all committees thereof on which the Executive may serve, and any and all other directorships held with the Company or any of its subsidiaries or affiliates. The Executive acknowledges and agrees that such resignation is voluntary and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices., and is not being made for Good Reason (as defined in the Employment Agreement). The Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the Executive’s resignation in accordance with applicable requirements under the Exchange Act, including Item 5.02 thereof, and the Executive agrees to cooperate with the Company in connection with such filing.

a.	As consideration for the Executive’s execution of this Settlement Agreement and the mutual releases set forth herein (“Consideration”), the Company has agreed to pay the Executive the total sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the “Severance Payment”), payable in three (3) equal monthly installments of Forty-One Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($41,666.67) each, with the first installment due on the first regular payroll date following the expiration of the Revocation Period (as defined in Section 30 hereof) and each subsequent installment due on the corresponding payroll date in each of the two (2) succeeding months, less all applicable withholdings and deductions required by law. The Executive acknowledges that, under Section 5(e) of the Employment Agreement, a voluntary resignation would entitle the Executive only to Final Compensation, and that the Severance Payment is being made solely as consideration for the releases and covenants contained in this Settlement Agreement.

b.	In addition to the Severance Payment, the Company shall pay to the Executive all accrued and unused vacation pay earned through the Effective Date, calculated in accordance with the Company’s standard policies and the terms of the Employment Agreement, payable in a lump sum on the first regular payroll date following the expiration of the Revocation Period, less all applicable withholdings and deductions required by law.

c.	Notwithstanding anything to the contrary in the Employment Agreement or any equity incentive plan, award agreement, or other compensatory arrangement between the Company and the Executive, the Parties acknowledge and agree that the Executive currently holds Two Hundred Twelve Thousand Five Hundred (212,500) vested stock options. Such vested stock options shall remain outstanding and exercisable in accordance with their terms and shall expire only upon the expiration of the ten (10)-year option term set forth in the applicable award agreement, and shall not be subject to any shorter post-termination exercise period as a result of the Executive’s separation from the Company. The Company shall take all actions reasonably necessary to effectuate the foregoing, including without limitation any amendments to applicable award agreements or plan documents, and shall make all required filings with the Securities and Exchange Commission, including any Form 4 filings under Section 16 of the Exchange Act, in connection with the continued exercisability of such vested stock options.

d.	The Executive acknowledges and agrees that the Severance Payment constitutes full, fair, and adequate consideration for all claims, rights, and obligations released by the Executive herein, and that the Executive has made an independent assessment of the value of such claims and has not relied upon any representation by the Company as to the adequacy of such consideration. The Executive further acknowledges that, but for this Settlement Agreement, the Executive would not be entitled to the Severance Payment.

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2. Confidentiality Non-Disclosure. The Parties, as to themselves, as well as their respective Officers, Directors, Shareholders, Employees, Agents, and Representatives (as applicable), expressly agree the terms of this Agreement shall remain confidential and not be disclosed by the Parties to any third party, except as expressly set forth herein, or as such disclosure is made to professional advisors for tax or legal advice, or as otherwise required by law, including without limitation any disclosure required by the Exchange Act or the rules and regulations of the Securities and Exchange Commission.

3. Non-Disparagement. The Parties shall not, and shall cause their respective officers, directors, employees, agents, and representatives not to, make any derogatory, disparaging, or defamatory comment or statement, whether written, oral, or through any medium including social media, online platforms, or other electronic communications, to any third party regarding any other Party to this Settlement Agreement or, in the case of the Executive, regarding the Company, its products, services, officers, directors, or employees, and in the case of the Company, regarding the Executive. Nothing in this Section shall prohibit any Party from providing truthful testimony or information in connection with any legal proceeding, governmental investigation, or regulatory inquiry, or from making truthful statements required by applicable law.

4. Waiver and Release by the Executive. By execution of this Settlement Agreement, and contingent upon the full performance hereof, the Executive, on behalf of himself, as well as his heirs, executors, administrators, legatees, successors, and assigns, irrevocably and forever waives, releases, and discharges the Company, as well as its past and present directors, officers, shareholders, members, managers, employees, agents, attorneys, representatives, successors, assigns, subsidiaries, parent companies, and affiliates (collectively, the “Company Released Parties”) from and against any and all claims, demands, actions, causes of action, suits, damages, losses, costs, expenses, liabilities, and obligations of every kind and nature whatsoever, whether at law or in equity, whether known or unknown, suspected or unsuspected, contingent or non-contingent, matured or unmatured, which the Executive now has, has ever had, or may hereafter have against the Company Released Parties, arising from, relating to, or in any way connected with the Employment Agreement, the Executive’s employment with the Company, the Executive’s service as an officer or director of the Company, or the Parties’ business relationship, including without limitation any claims for: (i) wages, salary, bonuses, incentive compensation, commissions, or any other compensation; (ii) severance pay or benefits (other than the Severance Payment set forth herein); (iii) equity compensation, stock options, restricted stock, stock appreciation rights, or ownership interests of any kind; (iv) expense reimbursements; (v) breach of contract; (vi) breach of the implied covenant of good faith and fair dealing; (vii) wrongful termination or constructive discharge; (viii) discrimination, harassment, or retaliation under any federal, state, or local statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any state-law equivalents; (ix) unjust enrichment or quantum meruit; (x) promissory estoppel; (xi) breach of fiduciary duty; (xii) defamation, tortious interference, or intentional infliction of emotional distress; and (xiii) any other claim arising from or related to the Employment Agreement, the Executive’s service as an officer or director, or the Parties’ relationship. The aforementioned waiver is a knowing, intelligent, and voluntary waiver of fully known rights.

5. Waiver and Release by CJMB. By execution of this Settlement Agreement, and contingent upon the full performance hereof, the Company, on behalf of itself, as well as its past and present shareholders, officers, directors, members, managers, employees, agents, attorneys, representatives, successors, assigns, subsidiaries, parent companies, and affiliates, irrevocably and forever waives, releases, and discharges the Executive, individually, as well as his heirs, executors, administrators, successors, assigns, agents, attorneys, and representatives (collectively, the “Executive Released Parties”) from and against any and all claims, demands, actions, causes of action, suits, damages, losses, costs, expenses, liabilities, and obligations of every kind and nature whatsoever, whether at law or in equity, whether known or unknown, suspected or unsuspected, contingent or non-contingent, matured or unmatured, which the Company now has, has ever had, or may hereafter have against the Executive Released Parties, arising from, relating to, or in any way connected with the Employment Agreement, the Executive’s employment with the Company, the Executive’s service as an officer or director of the Company, or the Parties’ business relationship, including without limitation any claims for: (i) breach of fiduciary duty; (ii) breach of confidentiality or non-disclosure obligations; (iii) misappropriation or misuse of intellectual property or Confidential Information; (iv) infringement of Intellectual Property Rights; (v) breach of non-competition or non-solicitation obligations; (vi) breach of contract; (vii) breach of the implied covenant of good faith and fair dealing; (viii) tortious interference; (ix) conversion; and (x) any other claim arising from or related to the Employment Agreement, the Executive’s service as an officer or director, or the Parties’ relationship. The aforementioned waiver is a knowing, intelligent, and voluntary waiver of fully known rights.

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6. Termination of Employment Agreement. Effective as of the Effective Date of this Settlement Agreement, the Employment Agreement (including the Amendment dated October 24, 2024), including all exhibits, schedules, amendments, addenda, and ancillary agreements thereto, is hereby terminated in its entirety. Without limiting the generality of the foregoing, the Parties expressly agree that the following provisions of the Employment Agreement are terminated and shall have no further force or effect: (a) the confidentiality and non-disclosure obligations set forth in Section 7 thereof; (b) the non-competition and non-solicitation restrictions set forth in Section 9 thereof, including the Restricted Period; (c) the assignment of inventions and intellectual property obligations set forth in Section 8 thereof, provided that any assignment of Intellectual Property (as defined in the Employment Agreement) made prior to the Effective Date shall remain valid and in full force and effect; (d) any clawback provisions set forth in Section 17 thereof; and (e) any and all other obligations that would otherwise survive termination of the Employment Agreement pursuant to Section 21 thereof. Neither Party shall have any further rights, obligations, or liabilities under the Employment Agreement except as expressly set forth in this Settlement Agreement.

7. Return of Materials; Intellectual Property. Within fourteen (14) calendar days of the Effective Date, the Executive shall return to the Company, or certify in writing that he has destroyed, all documents, files, records, materials, and tangible property (including all copies thereof, whether in physical or electronic form) belonging to the Company or containing the Company’s Confidential Information (as defined in Section 11(i) of the Employment Agreement) that are in the Executive’s possession, custody, or control, including without limitation any Company-issued laptop, mobile device, access credentials, or security tokens. The Executive shall comply with Section 6(f) of the Employment Agreement with respect to personal devices and systems containing Company information. The Executive represents and warrants that, as of the Effective Date, all Intellectual Property (as defined in Section 11(m) of the Employment Agreement) conceived, developed, or reduced to practice by the Executive during his employment have been fully disclosed to the Company and that any and all right, title, and interest therein has been duly assigned to the Company pursuant to Section 8 of the Employment Agreement.

8. No Constructive Interpretation. The Parties have contributed equally to the drafting of this Settlement Agreement and have had reasonable opportunity to review and consider same or to seek the advice of their respective counsel prior to their execution hereof.

9. Binding Effect. This Settlement Agreement shall be binding upon and for the benefit of the undersigned Parties, their heirs, successors, assigns, subsidiaries and/or affiliates.

10. Attorney’s Fees and Costs. Except as expressly otherwise set forth herein, the Parties each agree to bear their own attorney’s fees and costs with respect to the drafting and execution of this Settlement Agreement and all matters related thereto. Notwithstanding the foregoing, however, in the instance either of the Parties should have to engage counsel in the enforcement of this Settlement Agreement, the prevailing Party in any such action shall be entitled to the award of reasonable attorney’s fees and costs with respect thereto from the non-prevailing Party.

11. Enforcement. Any action to enforce the terms and conditions of this Agreement shall be brought in any state or federal court of competent jurisdiction located in New York City, New York, and each Party irrevocably consents to the personal jurisdiction of such courts and waives any objection to venue therein.

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12. Complete Agreement; Supersession. This Settlement Agreement constitutes the full and complete understanding between and among the Parties and supersedes any and all prior oral or written representations, negotiations, agreements, and understandings between the Parties with respect to the subject matter hereof, including without limitation the Employment Agreement and all exhibits, amendments, and addenda thereto. This Settlement Agreement may not be modified, amended, or waived except by a written instrument duly executed by both Parties. No waiver of any provision of this Settlement Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

13. Representations and Warranties. Each Party represents and warrants to the other that: (a) such Party has the full power, authority, and legal capacity to enter into and perform this Settlement Agreement; (b) this Settlement Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation enforceable against such Party in accordance with its terms; (c) neither the execution nor the performance of this Settlement Agreement will violate or conflict with any other agreement to which such Party is a party or by which such Party is bound; (d) such Party has not previously assigned, transferred, or encumbered any of the claims released herein; (e) there is no pending or threatened litigation, arbitration, or administrative proceeding relating to the claims released herein other than as described in this Agreement; (f) neither Party has filed, caused to be filed, or is presently a party to any claim, complaint, charge, or action against the other Party in any forum; (g) such Party has had a reasonable opportunity to consult with legal counsel of such Party’s own choosing prior to executing this Settlement Agreement; and (h) such Party is executing this Settlement Agreement voluntarily, knowingly, and without duress or undue influence of any kind.

14. Material Nature of Recitals. The Recitals contained herein are material and have been relied upon in the Settlement Agreement, and the Parties’ execution of this Settlement Agreement.

15. Headings for Illustrative Purposes. The headings herein are for illustrative purposes only and no material meaning shall be according thereto.

16. Execution in Counterpart. This Settlement Agreement may be executed in electronic Counterpart forms (“Counterpart(s)”), which Counterparts when taken together shall form the complete and enforceable Settlement Agreement.

17. Covenant Not to Sue. Each Party covenants and agrees that it will not, directly or indirectly, commence, join in, assist, or maintain any lawsuit, action, arbitration, mediation, or other proceeding of any nature against the other Party or any of the Released Parties (as applicable) with respect to any claims, demands, or causes of action released or discharged pursuant to this Settlement Agreement. Each Party acknowledges and agrees that this covenant not to sue is a material inducement for the other Party to enter into this Settlement Agreement and that any breach of this covenant shall entitle the non-breaching Party to recover all damages, costs, and attorneys’ fees incurred in defending against any such proceeding, in addition to any other remedies available at law or in equity.

18. Waiver of Unknown Claims. Each Party acknowledges that such Party may hereafter discover claims or facts in addition to or different from those which such Party now knows or believes to exist with respect to the subject matter of the releases granted herein, and which, if known or suspected at the time of entering into this Settlement Agreement, may have materially affected this Settlement Agreement. Nevertheless, each Party hereby waives any claim that this Settlement Agreement was procured by fraud or that this Settlement Agreement should be set aside for mutual or unilateral mistake, and each Party hereby fully, finally, and forever settles and releases any and all claims, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, may hereafter exist, or may heretofore have existed, upon any theory of law, equity, or otherwise, whether or not concealed or hidden, with respect to the subject matter of the releases granted herein. Each Party expressly waives and relinquishes all rights and benefits afforded by any analogous provision of any other state’s laws to Section 1542 of the California Civil Code, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Party acknowledges that the foregoing waiver was separately bargained for and is a key element of this Settlement Agreement.

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19. No Admission of Liability. This Settlement Agreement is entered into for the purpose of compromising disputed claims and avoiding the expense and uncertainty of litigation. Nothing contained herein shall be construed as an admission of liability, wrongdoing, or fault on the part of any Party. Neither this Settlement Agreement nor any of its terms shall be offered or received in evidence in any action or proceeding as an admission or concession of liability or wrongdoing of any nature on the part of any Party; provided, however, that this Settlement Agreement may be introduced in evidence to enforce its terms.

20. Tax Indemnification. Each Party shall be solely responsible for the payment of any and all taxes, including without limitation income taxes, self-employment taxes, and any penalties and interest thereon, arising from or attributable to any payments or consideration received by such Party pursuant to this Settlement Agreement. Each Party agrees to indemnify, defend, and hold harmless the other Party and its Released Parties from and against any and all tax liabilities, penalties, interest, costs, and expenses (including reasonable attorneys’ fees) resulting from or attributable to such Party’s failure to pay any taxes owed in connection with this Settlement Agreement. No Party makes any representation regarding the tax consequences of this Settlement Agreement, and each Party acknowledges that such Party has been advised to consult with such Party’s own tax advisor.

21. Cooperation. Each Party agrees to execute and deliver any additional documents, instruments, or assurances and to take any further actions that may be reasonably necessary or desirable to carry out the purposes and intent of this Settlement Agreement, including without limitation any filings, assignments, or transfers necessary to effectuate the termination of the Employment Agreement, the Executive’s resignation, and the releases granted herein. The Executive agrees to cooperate with the Company in connection with: (a) the filing of a Current Report on Form 8-K and any other disclosure required under the Exchange Act in connection with the Executive’s resignation; (b) the orderly transition of the Executive’s duties and responsibilities; (c) any third-party claims, regulatory inquiries, or legal proceedings relating to matters arising from or connected to the Executive’s employment or service as an officer or director of the Company; and (d) any responses to inquiries from FINRA, Nasdaq, or any other self-regulatory organization in connection with the Executive’s separation, provided that the Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation and shall provide the Executive with reasonable advance notice of any cooperation request.

22. Severability. If any provision of this Settlement Agreement or the application thereof to any person or circumstance shall be held invalid, illegal, or unenforceable by a court of competent jurisdiction, the remainder of this Settlement Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, and each such provision shall be valid and enforceable to the fullest extent permitted by law. In the event any provision is held invalid, illegal, or unenforceable, the Parties agree to negotiate in good faith a substitute provision that most nearly reflects the original intent of the Parties.

23. No Third-Party Beneficiaries. Except as expressly provided herein with respect to the Released Parties, nothing in this Settlement Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties hereto and their respective successors and permitted assigns.

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24. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SETTLEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION OR PROCEEDING; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SETTLEMENT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

25. Remedies. Each Party acknowledges and agrees that a breach of any provision of this Settlement Agreement may cause irreparable harm to the non-breaching Party for which monetary damages would be inadequate. Accordingly, in addition to any other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief, specific performance, or other equitable relief to enforce the terms of this Settlement Agreement, without the necessity of posting any bond or other security and without the need to prove actual damages.

26. Reserved.

27. Notices. All notices, demands, or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given: (a) upon personal delivery; (b) one (1) business day after being sent by nationally recognized overnight courier service; or (c) upon confirmed delivery by email transmission during normal business hours of the recipient (or, if not during normal business hours, on the next business day). Notices shall be sent to the addresses set forth in the preamble of this Agreement or to such other address as a Party may designate by written notice to the other Party in accordance with this Section.

28. Survival. The provisions of Sections 2 (Confidentiality Non-Disclosure), 3 (Non-Disparagement), 4 (Waiver and Release by Executive), 5 (Waiver and Release by CJMB), 17 (Covenant Not to Sue), 18 (Waiver of Unknown Claims), 20 (Tax Indemnification), and all provisions of this Settlement Agreement that by their nature are intended to survive shall survive the execution of this Settlement Agreement and the payment of the Consideration and shall remain in full force and effect in perpetuity.

29. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York, New York, for the purpose of any action arising out of or relating to this Settlement Agreement, and each Party irrevocably waives any objection to venue or any claim of inconvenient forum with respect to any such action.

30. ADEA/OWBPA Compliance. the Executive acknowledges that he is over the age of forty (40) and that this Settlement Agreement includes a release of claims under the Age Discrimination in Employment Act (“ADEA”). In accordance with the Older Workers Benefit Protection Act (“OWBPA”): (a) the Executive acknowledges that he has been advised to consult with an attorney prior to executing this Settlement Agreement; (b) the Executive has been given a period of twenty-one (21) days from the date of receipt of this Settlement Agreement within which to consider whether to execute it (the “Consideration Period”); (c) the Executive has a period of seven (7) days following his execution of this Settlement Agreement within which to revoke his acceptance (the “Revocation Period”), and this Settlement Agreement shall not become effective or enforceable until the Revocation Period has expired without revocation; and (d) the Executive acknowledges that nothing in this Settlement Agreement prevents or precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

31. Compliance with Section 409A. It is intended that the payments and benefits provided under this Settlement Agreement shall comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Settlement Agreement shall be interpreted and construed accordingly. In no event shall the Company be liable to the Executive for any additional tax, interest, or penalty that may be imposed on the Executive by Section 409A or for any damages for failing to comply with Section 409A. Each installment of the Severance Payment shall be treated as a separate payment for purposes of Section 409A. If the Executive is a “specified employee” within the meaning of Section 409A, any payment that constitutes nonqualified deferred compensation subject to Section 409A that would otherwise be payable during the six (6)-month period following the Executive’s separation from service shall be accumulated and paid on the first business day of the seventh month following such separation from service, together with interest at the applicable federal rate.

32. Section 16 Matters; D&O Insurance; Indemnification. Notwithstanding anything to the contrary herein, the Executive shall retain all rights to indemnification and advancement of expenses under the Company’s certificate of incorporation, bylaws, and any indemnification agreement between the Executive and the Company, and shall continue to be covered under the Company’s directors’ and officers’ liability insurance policy (or any replacement, tail, or run-off policy) with respect to claims arising from or related to the Executive’s service as an officer or director of the Company, in each case to the same extent as other former officers and directors, for a period of not less than six (6) years following the Effective Date. The Company shall not amend, modify, or terminate any such indemnification rights or D&O coverage in a manner that would adversely affect the Executive without the Executive’s prior written consent. The Company shall cooperate with the Executive in connection with the filing of any Form 4 or Form 5 required under Section 16 of the Exchange Act in connection with the Executive’s cessation of insider status, and shall file or cause to be filed all such reports within the time periods prescribed by applicable law.

[SIGNATURE PAGES BELOW]

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IN WITNESS WHEREOF, the Parties have caused this Settlement, Waiver, and Release Agreement to be executed as of the dates shown herein below.

Executed this 5th day of June, 2026		Executed this 5th day of June, 2026

By:	/s/ Wayne Williams,	By:	/s/ Eric Kash
	Wayne Williams, Chief Executive Officer,		Eric Kash, Individually
President and Chairman of the Board,
Callan JMB Inc.

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